AMENDMENT No.  1

dated as of October 12, 2007

to an existing LICENSE AGREEMENT (dated 2 February 2006)

_____________________________

Between:

IBt a Societe Anonyme incorporated in Belgium, having its registered office at 7180 Seneffe,
Rue Jules Bordet 1, Zone Industrielle C, Belgium,

hereby duly represented by its legal representatives John Carden, hereinafter referred to as “IBt”,

And:

IsoRay Medical Inc., incorporated in Washington, USA, having its registered office at Richland, WA 99354-5411, 350 Hills Street,
Suite 106,

hereby duly represented by its legal representatives Roger Girard, hereinafter referred to as “ISO”,

IBt and ISO are hereinafter separately referred to as “Party” and jointly as “Parties”.

WHEREAS,

ISO and IBt are parties to an existing license Agreement dated 2 February 2006 regarding IBt’s polymer technology (the “License Agreement”) according to which IBt grants to ISO a license to produce certain products under certain intellectual property rights.

The parties wish to amend the License Agreement with the intent to modify the terms of the compensation paid by ISO in connection with the usage of IBt’s polymer technology.

NOW, THEREFORE,

In consideration of the premises and mutual covenants hereinafter contained

 IT HAS BEEN AGREED AS FOLLOWS:

1      DEFINITIONS

Unless the context requires otherwise, capitalized words and expressions in this agreement shall have the meaning set forth in the License Agreement. In addition, in this Amendment Agreement, the following capitalized words and expressions shall have the following meanings whether used in the singular or in the plural:

“Amendment Agreement” means the present amendment agreement to the License Agreement.

“License Agreement” the license Agreement entered into between the Parties on 2 February 2006 regarding IBt’s polymer technology (including its Schedules).

2	AMENDMENT TO THE LICENSE AGREEMENT

2.1	The parties further agree to amend and restate Article 5 in its entirety as follows:

“5. LICENCE FEES AND PAYMENT IN LIEU OF ROYALTY

In consideration for the rights granted to ISO pursuant to this Agreement, ISO shall pay to IBt the following amounts:

5.1.	License Fee:

The License Fee amounts to $275,000 including the upfront payment of $50,000 as referred to in former Article 5.7 and a payment of $225,000 to be made no later than March 5, 2006 as referred to in the former Article 5.1; both of which payments have been made in their entirety.

The License Fee shall not be refundable for whatever reason and shall in all cases be and remain the sole property of IBt.

5.2 Payment in lieu of Royalty:

On the date of execution of the Amendment Agreement, ISO shall pay to IBt an amount of $225,000.

The Payment in lieu of Royalty shall not be refundable for whatever reason and shall in all cases be and remain the sole property of IBt.

5.4.	Payments:

The License Fee and the Payment in lieu of Royalty shall be paid to IBt in USD in Belgium on account number _________ at ING bank with IBAN number __________ with mention “License Agreement”.

5.5	Payment of Purchase Price:

All amounts due under this Agreement shall, if overdue, automatically bear interest until payment at a per annum rate of eight percent (8%) above the prime rate in effect at the European Central Bank published on the due date. The payment of such interest shall not foreclose IBt from exercising any other rights it may have resulting from any late payment.

5.6	Failure:

Any failure or any delay by ISO of more than [30] days to fully pay any amount owed to IBt as specified in this Article 5 shall entitle IBt to terminate the Agreement in accordance with Article 14.1 below. In this case, IBt shall have a first right of refusal to purchase from ISO all of the equipment for production of the Products at book value and shall have access to the relevant records and books of ISO to check that book value, as provided in Article 6.”

2.2	The Parties agree to delete Articles 6.2 and 6.3 in their entirety.

3	CONSTRUCTION AND ABSENCE OF RETROACTIVE EFFECT

3.1	All provisions of the License Agreement which are not affected by the Amendment Agreement remain in full force and effect.

3.2	The Amendment Agreement enters into force on the date of its execution by the Parties.

3.3
The parties acknowledge and agree that the Amendment Agreement has no retroactive effect. As a consequence, none of the Parties will be entitled to claim reimbursement of any amount already paid as a result of the performance of the License Agreement so far or to set-off of any payment already made under the License Agreement as amended by the Amendment Agreement with any amount which is or will be due by any of them in the future.

4	GOVERNING LAW AND JURISDICTION

This Amendment Agreement shall be governed by and construed and interpreted in accordance with the laws of the Grand Duchy of Luxemburg. Any litigation relating to the conclusion, validity, interpretation or performance of this Amendment Agreement, or of subsequent contracts or operations derived herefrom, as well as any other litigation concerning or related to the this Agreement, without any exception, shall be submitted to the exclusive jurisdiction of the Luxembourg Courts.

AS WITNESS the hands of the duly authorized representatives of the Parties hereto the day and year first above written.

Signed in Richland on 12 October 2007, in two original copies, each Party acknowledging having received one of these copies,

IBt		Iso

By	/s/ John Carden	By	/s/ Roger Girard

Name	John Carden	Name	Roger Girard

Capacity	Chairman of the Board	Capacity	Chairman/ CEO

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